As filed with the Securities and Exchange Commission on August 6, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

IRIDEX CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0210467 (I.R.S. Employer Identification Number)

1212 Terra Bella Avenue
Mountain View, California 94043
(650) 940-4700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1998 STOCK PLAN
1995 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)

Theodore A. Boutacoff
President and Chief Executive Officer
1212 Terra Bella Avenue
Mountain View, California 94043
(Name and address of agent for service)

(650) 940-4700
(Telephone number, including area code, of agent for service)

Copies to:
David J. Segre, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to	to be	Offering Price	Aggregate Offering	Registration Fee
be Registered	Registered (1)	Per Share	Price	(4)

Common Stock, $0.01 par value per share, to be issued upon exercise of options granted under the 1998 Stock Plan	270,000 shares	$3.465	$935,550.00 (2)	$75.69
Common Stock, $0.01 par value per share, to be issued pursuant to the 1995 Employee Stock Purchase Plan	60,000 shares	$2.945	$176,700.00 (3)	$14.30

TOTAL	330,000 shares		$1,112,250.00	$89.99

(1)	Amount of securities to be registered computed in accordance with Rule 457(h) promulgated under the Securities Act of 1933 (the “Securities Act”), as the maximum number of the Registrant’s Common Stock issuable under the 1998 Stock Plan and 1995 Employee Stock Purchase Plan, as applicable.

(2)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the amount of registration fee, based on the average high and low price as reported in the Nasdaq National Market on August 5, 2003.

(3)	Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the amount of registration fee, based on 85% of the average between the high and low prices as reported on the Nasdaq National Market on August 5, 2003.

(4)	Amount of registration fee was calculated pursuant to Section 6(b) of Securities Act, which provides that the fee shall be $80.90 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be registered.

IRIDEX CORPORATION
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

          There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed by the Registrant with the Securities and Exchange Commission:

          1. The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

          2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003 filed pursuant to Section 13 of the Exchange Act; and

          3. The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on February 15, 1996, pursuant to Section 12(b) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

          Not applicable.

Item 5. Interests of Named Experts and Counsel.

          Not applicable.

Item 6. Indemnification of Directors and Officers.

          Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor...[by reason of the person’s service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

          The Registrant’s Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Restated Certificate of Incorporation also provides that no amendment or repeal of such provision shall apply to or have any effect on the right to indemnification permitted thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal.

          The Registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

          The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

          Not Applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant

10.1	1998 Stock Plan, as amended, and forms of option agreement and stock purchase agreement thereunder

10.2	1995 Employee Stock Purchase Plan, as amended, and form of subscription agreement thereunder

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 6)

Item 9. Undertakings.

A)	The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Mountain View, State of California, on August 6, 2003.

IRIDEX CORPORATION

By:	/s/ LARRY TANNENBAUM
Larry Tannenbaum
Chief Financial Officer, Senior Vice President
of Finance and Administration and Secretary

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Theodore A. Boutacoff and Larry Tannenbaum, and each of them acting individually, as their true and lawful attorneys and agents, each with full power of substitution, to sign and file on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8 (including post-effective amendments) with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and granting unto said attorneys and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on August 6, 2003 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THEODORE A. BOUTACOFF	President and Chief Executive Officer and	August 6, 2003
Director (Principal Executive Officer)
Theodore A. Boutacoff

/s/ LARRY TANNENBAUM	Chief Financial Officer and Senior Vice President	August 6, 2003
(Principal Financial and Accounting Officer)
Larry Tannenbaum

/s/ JOHN M. NEHRA	Chairman of the Board	August 6, 2003
John M. Nehra

/s/ ROBERT K. ANDERSON	Director	August 6, 2003
Robert K. Anderson

/s/ JAMES L. DONOVAN	Director	August 6, 2003
James L. Donovan

/s/ DONALD L. HAMMOND	Director	August 6, 2003
Donald L. Hammond

/s/ JOSHUA MAKOWER	Director	August 6, 2003
Joshua Makower

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant

10.1	1998 Stock Plan, as amended, and forms of option agreement and stock purchase agreement thereunder

10.2	1995 Employee Stock Purchase Plan, as amended, and form of subscription agreement thereunder

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (see page 6)